SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C. 20549



                                 FORM 8-K

                              CURRENT REPORT
                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



             Date of Report (Date of Earliest Event Reported):
                     March 15, 1996   (March 1, 1996)


                       HOMELAND HOLDING CORPORATION
          (Exact Name of Registrant as Specified in its Charter)




       Delaware               33-48862         73-1311075
  (State or Other Jurisdiction       (Commission    (IRS Employer
      of incorporation)         File Number)       Identification No.)




       2601 N. W. Expressway
       Oklahoma City, OK                           73112
  (Address of Principal Executive Offices)     (Zip Code)




                              (405) 879-6600
            Registrant's Telephone Number, Including Area Code:

Item 5.     Other Events

  On March 1, 1996, Homeland Stores, Inc. (the "Company"), a wholly-owned subsidiary of the registrant, Homeland Holding Corporation ("Holding") announced that it would not be making the March 1, 1996, scheduled interest payment on its Series A Floating Rate Notes, Series C Fixed Rate Notes and Series D Floating Rate Notes (collectively, the "Notes"). The amount of interest to be paid on such date was approximately $4.5 million.

  The Company also announced that it is currently in negotiations with an adhoc committee of the noteholders, representing approximately 80% of the outstanding Notes, relating to the restructuring of the Company. The noteholders committee has stated that while the negotiations are proceeding, the committee will not exercise any of its contractual rights or other remedies relating to the non-payment of the scheduled interest payment.

  Concurrently with this announcement, the Company also entered into a waiver agreement with its revolving credit facility lenders, pursuant to which such lenders have agreed to waive any event of default arising from the Company's non-payment of the March 1, 1996 interest payment on the Notes and certain other events of default during the Waiver Period (as defined in the Second Waiver Agreement).


Item 7.     Financial Statements and Exhibits


  (c)  Exhibits filed as a part of this Report:

            Exhibit No.       Description


            10uu.1            Waiver Agreement, dated as of
                              December 29, 1995 among Homeland,
                              Holding, National Bank of Canada
                              and Heller Financial, Inc.

            10uu.2            Second Waiver Agreement, dated as
                              of March 1, 1996 among Homeland,
                              Holding, National Bank of Canada
                              and Heller Financial, Inc.


             99e              Press Release issued by Homeland
                              Stores, Inc. on March 1, 1996

                                 SIGNATURE


       Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                           HOMELAND HOLDING CORPORATION



                              By:  /s/ Larry W. Kordisch
                                 Larry W. Kordisch, Executive
                                 Vice President/Finance,
                                 Treasurer, Chief Financial
                                 Officer and Secretary


Dated:  March 15, 1996